EXHIBIT 99.1

New Release LSBTheBank • P.O. Box 867 Lexington, NC 27293-0867 • www.lsbnc.com
LSB Bancshares Reports 1st Quarter Financial Results
LEXINGTON, N.C., April 17, 2007 — LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, reported net income in the first quarter of 2007 of $1,770,000, or $0.21 per diluted share, compared to $1,741,000, or $0.20 per diluted share, in the first quarter of 2006. The increase in earnings was primarily attributable to higher noninterest income, expense reductions and a lower provision for loan losses in the first quarter of 2007 relative to the first quarter of 2006.
Net interest income decreased 6% to $10,249,000 in the first quarter of 2007 from $10,955,000 in the year-ago period. All of the decrease in net interest income was attributable to the pressure on the net interest margin, which was 4.53% in 2007’s first quarter, versus 4.92% in the year-ago quarter. Modest growth in average earning assets partially offset the negative effect of the margin compression.
The provision for loan losses was $957,000 in 2007’s first quarter, down from $1,407,000 in 2006’s first quarter. Noninterest income increased 6% to $3,383,000 in 2007’s first quarter from $3,199,000 in the year-ago quarter, excluding a one-time gain of $193,000 from a partnership investment in 2007’s first quarter. Noninterest expense was $10,065,000, down 2% from $10,282,000 in the first quarter of 2006.
Most major areas of the balance sheet were essentially unchanged from year-ago figures. Assets at March 31, 2007 were $985 million, while net loans totaled $763 million and deposits were $850 million. Shareholders’ equity, which represented 9.1% of assets, increased to $89.6 million, or $10.65 per share.
Nonperforming assets, including nonaccruing loans, accruing loans more than 90 days past due, restructured loans and other real estate owned, were $10.0 million at March 31, 2007, up from $7.6 million at the year-ago date and modestly higher than the $9.9 million in nonperforming assets at December 31, 2006. Included in the $10.0 million was $3.8 million in other real estate owned, $2.5 million of which related to the previously disclosed acquisition, by means of deed-in-lieu of foreclosure, of coastal property by the Bank during the second quarter of 2005. The allowance for loan losses at the end of 2007’s first quarter was $9.7 million, or 1.26% of loans, versus $8.4 million, or 1.11% of loans, at the end of 2006’s first quarter.
According to LSB Bancshares Chairman, President and CEO Robert F. Lowe, “We are pleased to report higher earnings in what has continued to be a very challenging banking environment. Much of our recent progress in profitability has been due to initiatives to grow noninterest income and to contain costs. Longer term, we believe there will be additional opportunities to improve efficiency and boost profitability levels, particularly once we complete the merger with FNB Financial Services Corporation, which is currently expected to close in the third quarter of 2007.”
LSB Bancshares recently declared a quarterly cash dividend of $0.17 per share of common stock, payable on April 15, 2007, to shareholders of record on April 1, 2007. This is the same amount as the period one year ago.
LSB Bancshares, Inc. is the parent company of Lexington State Bank. Lexington State Bank, which opened on July 5, 1949, is a community bank based in the Piedmont region of North Carolina. The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of LSB Bancshares, Inc. is traded on the Nasdaq Stock Market under the symbol “LXBK.” The LSB website, which links online banking users to LSB by internet, is www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Financial Securities Corp.; Goldman Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; SunTrust Robinson Humphrey; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward- looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
CONTACT: Monty J. Oliver, EVP & CFO; 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext 207.

LSB Bancshares Inc.
Consolidated Balance Sheets
(In thousands)

	March 31
	2007	2006
Assets
Cash and Due from Banks	$27,963	$40,998
Interest-Bearing Bank Balances	2,965	999
Federal Funds Sold	8,473	22,327
Investment Securities:
Held to Maturity, at Amortized Cost	29,887	29,873
Available for Sale, at Market Value	116,097	107,019
Loans	772,848	754,976
Less, Allowance for Loan Losses	(9,722)	(8,392)

Net Loans	763,126	746,584
Premises and Equipment	19,902	19,238
Other Assets	17,070	18,713

Total Assets	985,483	985,751

Liabilities
Deposits:
Demand	163,101	140,526
Savings, N.O.W. and Money Market Accounts	387,263	418,174
Certificates of Deposit of less than $100,000	144,695	143,988
Certificates of Deposit of $100,000 or more	155,327	139,939

Total Deposits	850,386	842,627
Securities Sold Under Agreements to Repurchase	784	837
Borrowings from the Federal Home Loan Bank	37,000	43,000
Unfunded Projected Pension and Other Postretirement Benefit Obligation	1,154	—
Other Liabilities	6,551	7,337

Total Liabilities	895,875	893,801

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,412,567 Shares in 2007 and 8,528,017 Shares in 2006	42,063	42,640
Paid-In Capital	8,091	9,472
Directors’ Deferred Plan	(1,468)	(1,348)
Retained Earnings	43,000	42,715
Accumulated Other Comprehensive Loss	(2,078)	(1,529)

Total Shareholders’ Equity	89,608	91,950

Total Liabilities and Shareholders’ Equity	$985,483	$985,751

Memorandum: Standby Letters of Credit	$3,947	$5,365

LSB Bancshares Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended
	March 31
	2007	2006
Interest Income
Interest and Fees on Loans	$15,338	$14,489
Interest on Investment Securities:
Taxable	1,235	978
Tax Exempt	318	319
Interest-Bearing Bank Balances	101	82
Federal Funds Sold	102	249

Total Interest Income	17,094	16,117

Interest Expense
Deposits	6,016	4,549
Securities Sold Under Agreements to Repurchase	2	5
Borrowings from the Federal Home Loan Bank	827	608

Total Interest Expense	6,845	5,162

Net Interest Income	10,249	10,955
Provision for Loan Losses	957	1,407

Net Interest Income After Provision for Loan Losses	9,292	9,548

Noninterest Income
Service Charges on Deposit Accounts	1,483	1,592
Gains on Sales of Mortgages	76	78
Other Operating Income	1,824	1,529

Total Noninterest Income	3,383	3,199

Noninterest Expense
Personnel Expense	5,318	5,723
Occupancy Expense	503	479
Equipment Depreciation and Maintenance	599	530
Other Operating Expense	3,645	3,550

Total Noninterest Expense	10,065	10,282

Income Before Income Taxes	2,610	2,465
Income Taxes	840	724

Net Income	$1,770	$1,741

Earnings Per Share
Basic	$0.21	$0.20
Diluted	$0.21	$0.20

Weighted Average Shares Outstanding
Basic	8,415,078	8,528,327
Diluted	8,426,763	8,573,069

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended March 31
	2007		2006		Change
Financial Ratios:
Return on average assets	0.73%		0.72%		1	BP
Return on average shareholders’ equity	7.96%		7.59%		37
Net Interest Margin (FTE)	4.53%		4.92%		(39)

Average Balances:
Loans	$770,366		$754,682		2.1%
Earning assets	927,251		913,339		1.5
Total assets	983,492		979,251		0.4
Interest-bearing deposits	672,771		702,253		(4.2)
Total deposits	825,287		829,024		(0.5)

Allowance for loan losses:
Beginning balance	$9,564		$8,440		13.3%
Provision for loan losses	957		1,407		(32.0)
Loans charged-off	(1,080)		(1,545)		(30.1)
Recoveries	281		90		212.2

Ending balance	9,722		8,392		15.8

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$1,878		$2,038		(7.9)%
Nonaccrual loans	4,231		242		1,648.3
Restructured loans	97		617		(84.3)

Total nonperforming loans	6,206		2,897		114.2
Other real estate	3,803		4,689		(18.9)

Total nonperforming assets	10,009		7,586		31.9

Asset Quality Ratios
Nonperforming loans to total loans	0.80%		0.38%		42	BP
Nonperforming loans to total assets	0.63%		0.29%		34
Allowance for loan losses to total loans	1.26%		1.11%		15
Net charge-offs to average loans	0.10%		0.19%		(9)
Allowance for loan losses to nonperforming loans	1.57	X	2.90	X

BP— Denotes Basis Points
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